          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                LICENSE AGREEMENT

This Agreement is dated the 17th day of December, 1997, and is made between

                           SYNTHELABO
                           22, Avenue Galilee
                           F-92352 LE PLESSIS ROBINSON CEDEX
                           FRANCE
                           Facsimile: _______________________
                           Attention: _______________________

                           (hereinafter called SYNTHELABO)

AND

                           PENWEST PHARMACEUTICALS CO.
                           2981 Route 22, Patterson
                           NEW YORK, 12563
                           U.S.A.
                           Facsimile: (914) 878-3420
                           Attention: _______________________

                           (hereinafter called PPC)

WHEREAS

          A) PPC is the owner of TIMERx Controlled Release System and certain patents pertaining thereto;

          B) LEIRAS OY, Pansointie 45-47, 20210 TURKU - FINLAND (hereinafter called "LEIRAS") has developed and is in possession of a medical product containing Oxybutynin as active ingredient and called Cystrin, and is the proprietor of valuable know-how, data, skills and other information in relation thereto;

          C) LEIRAS and PPC have cooperated in a "Development Programme" whereby PPC developed a slow-release tablet/slow release tablet formulation for LEIRAS' Cystrin product, adjusting the TIMERx Controlled Release System and have cooperated in the development and formulation of the Oxybutynin- TIMERx product, which programme is now completed;

          D) SYNTHELABO has evaluated the said Controlled Release System and has determined its interest to use it for manufacturing and marketing the PRODUCT in certain territories;

          E) PPC and LEIRAS have agreed that PPC shall grant certain licenses to SYNTHELABO regarding the manufacture and marketing of the PRODUCT in the TERRITORY stated herein. PPC and SYNTHELABO have, concurrently with this Agreement entered into a Supply Agreement regarding the sale by PPC to SYNTHELABO of the TIMERx required for the production of the PRODUCT by SYNTHELABO (the "Supply Agreement");

          F) PPC and SYNTHELABO have agreed to enter into a License Agreement for the said Controlled Release System and related PATENT RIGHTS;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.   DEFINITIONS

     a) COMPOUND shall mean the bulk pharmaceutical compound known as Oxybutynin and its pharmaceutically acceptable salts, enantiomers and active metabolites;

     b) PRODUCT shall mean the pharmaceutical dosage form containing 10mg of COMPOUND; and corresponding with the specifications as defined in ANNEX A attached hereto;

     c) PATENT RIGHTS shall mean the different PATENTS and PATENT APPLICATIONS covering TIMERx as more closely defined in ANNEX B attached hereto;

     d)   TERRITORY shall mean the nations listed in ANNEX C attached hereto;

     e) PPC MANUFACTURING TECHNOLOGY means all required know-how, methods, processes, techniques, trade secrets, specifications, technological information and other data associated with PATENT RIGHTS and relating to the manufacture and use of TIMERx Controlled Release System;

     f) IMPROVEMENTS shall mean any additions to or modifications of PPC MANUFACTURING TECHNOLOGY or the subject matter of PATENT RIGHTS, whether patentable or unpatentable, made or acquired by either party hereto which such party is free to use and disclose during the term of this Agreement that are useful in the formulation and manufacture of PRODUCT;

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

     g)   NET SALES shall mean the [**];

     h) SUBSIDIARY shall mean any corporation or other business entity of which at least fifty percent (50%) of the total voting rights is owned by SYNTHELABO;

     i) HEALTH REGISTRATION shall mean approval by all relevant regulatory authorities in each nation in the TERRITORY for commercial sale of the PRODUCT for administration in humans, pursuant to a product license application or other applicable submissions submitted by or for SYNTHELABO and/or LEIRAS.

2)   GRANT OF LICENSE

     A) Subject to the terms and conditions of this Agreement, PPC hereby grants to SYNTHELABO and SYNTHELABO accepts an exclusive license to use PATENT RIGHTS and PPC MANUFACTURING TECHNOLOGY for manufacturing, promoting and selling the PRODUCT in the TERRITORY, provided however that SYNTHELABO may freely grant sublicenses of such rights to its Subsidiaries in the TERRITORY, it being understood that the present license is also exclusive towards PPC or PPC's Subsidiaries, if any; and provided further, however, that this license does not grant to SYNTHELABO or its Subsidiaries any right to manufacture the TIMERx to be used by SYNTHELABO in the manufacture of the PRODUCT unless and until the contingent license in Section 2)B) becomes applicable in the circumstances and during the period there described. SYNTHELABO understands and agrees that a consistent source of the TIMERx from a supplier with the know-how and rights to make it is essential to the successful production of the PRODUCT, and accordingly agrees to purchase all of its Subsidiaries' requirements of TIMERx from PPC under the Supply Agreement during the term hereof, except only as provided in Section 2)B). SYNTHELABO may, on a temporary basis immediately following the Effective Date while SYNTHELABO is bringing its own manufacturing capability into operation, contract with LEIRAS for the manufacture by LEIRAS of the PRODUCT in LEIRAS's approved facilities solely for sale to SYNTHELABO for resale under this License Agreement; provided that this interim manufacturing shall be considered to be performed by LEIRAS as a subcontractor/sublicensee to SYNTHELABO. Accordingly, SYNTHELABO shall supply to LEIRAS all of the TIMERx to be used in such manufacturing from the supplies to be purchased by SYNTHELABO from PPC under the Supply Agreement.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

     B) If for any reason PPC fails, over a continuing period of [**] to supply SYNTHELABO with its and its Subsidiaries' requirements of TIMERx, PPC shall, AS SYNTHELABO'S SOLE AND EXCLUSIVE REMEDY FOR ANY FAILURE TO SUPPLY TIMERx, grant SYNTHELABO a nonexclusive license to manufacture TIMERx under the PPC Manufacturing Technology and make knowledgeable personnel reasonably available, at SYNTHELABO'S expense (as provided in Section 3)C)), to consult with SYNTHELABO, all to the extent necessary to enable SYNTHELABO or its qualified Subsidiary to produce TIMERx that would otherwise have been supplied by PPC under the Supply Agreement for SYNTHELABO and its Subsidiaries in connection with the production of the PRODUCT pursuant to this Agreement. SYNTHELABO will be responsible for maintaining an inventory of TIMERx sufficient to cover any delivery failures shorter than [**] in duration. SYNTHELABO shall maintain PPC Manufacturing Technology delivered to SYNTHELABO pursuant to this section, whether orally or in writing, in strictest confidence and shall use such information and technology only for the purpose of producing TIMERx for its own use and the use of its Subsidiaries in connection with this Agreement and within the scope of the license granted hereunder. SYNTHELABO acknowledges that, in doing the foregoing, PPC will not be providing a "turnkey" operation. Rather, PPC will only be required to make reasonably available to SYNTHELABO the best standard of knowledge and information then available to PPC and directly used in its or its affiliates' or contractors' manufacture of TIMERx. In such event SYNTHELABO shall pay to PPC US[**](or the then-current TIMERx price, as such per-kilogram price may be adjusted over the life of the Agreement in accordance with Appendix 3 to the Supply Agreement) per kilogram of TIMERx produced and converted to PRODUCT by SYNTHELABO or its Subsidiaries, less SYNTHELABO's or its relevant Subsidiary's reasonable variable manufacturing costs including costs of materials therefor. If PPC's non-delivery of the TIMERx resulted in whole or in part from a temporary inability to produce and deliver the same, PPC may, at its option and on at least 90 days' prior written notice to SYNTHELABO, terminate the license to produce TIMERx hereunder and reinstitute the Supply Agreement notwithstanding Clause 14.2 thereof, once PPC or its alternative supplier, contractor or licensee is again able and willing to supply TIMERx hereunder, during which 90-day period SYNTHELABO will be entitled to exhaust its work in process and any inventory of TIMERx.

3)   DISCLOSURE OF PPC MANUFACTURING TECHNOLOGY

     A) SYNTHELABO understands and agrees that no technology transfer or other disclosures to SYNTHELABO will be required from PPC under this Agreement, unless the circumstances described in Section 2)B) become applicable and lead to the disclosures there provided for, or unless PPC otherwise agrees in writing, and at its discretion.

     B) SYNTHELABO shall treat and cause SYNTHELABO's Subsidiaries to treat any and all PPC MANUFACTURING TECHNOLOGY and other information received from PPC in connection with this Agreement (including all PPC MANUFACTURING TECHNOLOGY and other information disclosed by PPC before the execution of this Agreement) as confidential and not to be disclosed to any other person, company or firm (except to the competent authorities on a confidential basis as required in order to obtain the HEALTH REGISTRATION, and except as far as necessary on a confidential basis for carrying out pre-clinical and clinical trials), except the following information:

          a) information which at the time of disclosure by PPC is part of the public knowledge;

          b) information which after disclosure by PPC becomes part of the public knowledge by publication or otherwise, except by breach of this Agreement by SYNTHELABO or SYNTHELABO's Subsidiaries;

          c) information which SYNTHELABO or SYNTHELABO's Subsidiaries can establish by competent proof was in its possession at the time of disclosure by PPC and was not acquired directly or indirectly from PPC under a secrecy obligation; or

          d) information which SYNTHELABO or SYNTHELABO's Subsidiaries lawfully receive from a third party; provided, however, that such information was not obtained by said third party directly or indirectly from PPC under a secrecy obligation.

          The obligations of confidentiality, non-use and non-disclosure of PPC MANUFACTURING TECHNOLOGY and other information under this Agreement shall expire five (5) years after expiration of the last-to-expire of PATENT RIGHTS or fifteen (15) years after the date of this Agreement, whichever occurs later.

     C) If at any time and for any reason any personnel of PPC or any contractors to PPC are requested by SYNTHELABO or LEIRAS to travel outside the area of Patterson, N.Y. in whole or in part for the benefit of SYNTHELABO, or to devote time in or outside the Patterson area specifically to the needs of SYNTHELABO or to any technology transfers called for hereunder, SYNTHELABO shall pay, or shall cause LEIRAS to pay, PPC for all reasonable expenses associated with such travel, plus a per diem fee equal to PPC's then-current charges for such personnel.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

4)   REPORTS

     SYNTHELABO shall promptly render to PPC the following reports:

     A) Quarterly reports on gross sales amount and NET SALES of PRODUCT in terms of units and value, and the amount of samples distributed.

     B) Quarterly reports on the quantity of PRODUCT held by SYNTHELABO's Subsidiaries in inventory on hand.

     C) Reports on the selling prices of PRODUCT in TERRITORY as they are fixed or modified.

5)   ROYALTY

     A) In consideration of the license granted, the disclosure made and the obligations undertaken by PPC under this Agreement, SYNTHELABO shall pay to PPC or its nominee a Running Royalty at the rate of [**] based on the NET SALES of PRODUCT sold by SYNTHELABO or SYNTHELABO's Subsidiaries whether or not in a nation in which there are any then-subsisting PATENT RIGHTS. Payments of the Running Royalty shall be made within thirty (30) days after the end of each calendar quarter expiring March 31, June 30, September 30 and December 31 for the Running Royalty accruing during such calendar quarter.

     B) All taxes levied on the income of PPC or its nominee arising from the effect of this Agreement, including any withholding taxes on royalties, shall be borne by PPC or its nominee, and SYNTHELABO or its Subsidiaries shall secure proof of the payment thereof out of the royalty, and shall deliver such proof to PPC.

     C) All monies due to PPC under this Agreement shall be paid in United States Dollars to PPC in Patterson, New York, USA. The rate of exchange to be used shall be the average commercial rate of exchange for the 30 days preceding the date of payment for the conversion of local currency to United States Dollars as published by The Wall Street Journal (or if it ceases to be published, a comparable publication to be agreed upon by the parties) or, for those countries for which such average exchange rate is not published by The Wall Street Journal, the exchange rate fixed on the fifth day prior to the date of payment as promulgated by the appropriate United States governmental agency as mutually agreed upon by the parties.

6)   ACCOUNTING AND INSPECTION

     SYNTHELABO shall keep, or cause to be kept, records of the sale of PRODUCT under this Agreement. Such records shall be open to inspection, at any reasonable time within three (3) years after the expiration of each calendar quarter, by an independent certified public accountant retained and paid by PPC and only rejectionable by SYNTHELABO or SYNTHELABO's Subsidiaries for good cause, who shall report only the amount of NET SALES. Any objection to the accuracy or completeness of the described statement or the amount shall be filed in writing by PPC within said three (3) year period, or such statement and amount shall be deemed true and correct as between the parties hereto.

7)   IMPROVEMENTS

     If the license described in Section 2)B) becomes applicable under the circumstances there described, such license will also cover rights in any IMPROVEMENTS prior to that time incorporated by PPC into its manufacture of the TIMERx for supply to SYNTHELABO under the Supply Agreement. Otherwise, PPC shall not be required to license or to disclose to SYNTHELABO any of its IMPROVEMENTS, except that: (i) the license under Section 2 shall include rights in any after-acquired patents in the TERRITORY insofar as the substance Oxybutynin in combination with TIMERx is concerned, and (ii) if PPC should during the term of this Agreement undertake any further development program specifically for and directed at improving the PRODUCT in its specific formulation and dosage strength (but not including any other programs or discoveries, even if the same could be useful for the PRODUCT), it will, to the extent it may do so without breaching any third-party rights or agreements or requiring any third-party royalties or other payments, disclose to SYNTHELABO any useful IMPROVEMENTS discovered by PPC in the course of such program and include the same under the licenses of Section 2, provided, however, that (A) such IMPROVEMENTS will only be those that do not require a recertification of the PRODUCT by any governmental agency and (B) such license and disclosure shall, as to IMPROVEMENTS to PPC MANUFACTURING TECHNOLOGY, be subject to the same conditions and circumstances as to use and disclosure as set out in Section 2 for the other PPC MANUFACTURING TECHNOLOGY. If SYNTHELABO or its Subsidiaries should during the term of this Agreement undertake any further development program specifically for and directed at improving the PRODUCT in its specific formulation and dosage strength (but not including any other programs or discoveries, even if the same could be useful for the PRODUCT), it and they will, to the extent it or they may do so without breaching any third-party rights or agreements or requiring any third-party royalties or other payments, disclose to PPC any useful IMPROVEMENTS discovered in the course of such program, and shall give to PPC and its affiliates and licensees the nonexclusive right to use any such IMPROVEMENT free of any royalty or other compensation on any non-patentable or patentable IMPROVEMENT.

8)   PATENTS

     A) PPC agrees to be responsible for paying renewal fees to maintain the PATENT RIGHTS in the TERRITORY.

     B) PPC declares that at the date of execution of this Agreement and to the best of its knowledge, with the exception of the pending challenge to the PATENT RIGHTS brought by the Boots Company, there is no action threatened or pending against PATENT RIGHTS.

     C) Each party shall inform the other of any infringement and threatened infringement by a third party of the PATENT RIGHTS in the TERRITORY. In the event of such infringement, PPC will have the right to institute proceedings against such infringer by any and all means which PPC will find suitable for such purpose. Should PPC decide, at its sole discretion, to institute legal proceedings against such infringer, PPC shall have the right to select its own attorneys and shall assume payment of all fees or costs in respect of such legal proceedings or as much as it is necessary up to the conclusion of the action or its various settlement or discharge as well as of all damages, including interest, if awarded to the defending party, and shall, if awarded to PPC, retain all profits, damages and other recovery.

          If PPC does not institute legal proceedings against such infringer within 90 days of SYNTHELABO's request to do so, and if and to the extent that such infringement involves a product with the active ingredient Oxybutynin in the TERRITORY, SYNTHELABO or SYNTHELABO's Subsidiaries will have the right to institute such proceedings at its own cost and expenses. In such event, all damages, including interest, if awarded to the defending party, shall be borne by SYNTHELABO or SYNTHELABO's Subsidiaries and shall, if awarded to SYNTHELABO or SYNTHELABO's Subsidiaries, be retained by it or them.

     D) If SYNTHELABO or SYNTHELABO's Subsidiaries or PPC, by reason of its exercise of the rights granted by PPC with respect to PATENT RIGHTS and PPC MANUFACTURING TECHNOLOGY (but not to the extent by reason of any other technology or rights, such as any rights derived from LEIRAS or with respect to aspects of the PRODUCT contributed by LEIRAS or SYNTHELABO), is informed or sued for alleged infringement of the intellectual property or other proprietary rights vested in a third party and relating to the PRODUCT, other than by the Boots Company within the scope of its claims made in its pending challenge to the PATENT RIGHTS, the party concerned shall give prompt notice of such suit or information to the other party and PPC shall defend or settle such suit with attorneys of its own choice and at its own cost. SYNTHELABO or SYNTHELABO's Subsidiaries shall render PPC all necessary assistance in defending such suit.

          All costs and damages awarded against SYNTHELABO or SYNTHELABO's Subsidiaries in such a suit, excluding, however, any costs or losses sustained by SYNTHELABO or SYNTHELABO's Subsidiaries in respect of loss of revenue from sales of PRODUCT or abortive production costs, shall be paid by PPC, provided that SYNTHELABO or SYNTHELABO's Subsidiaries shall have given prompt notice in writing to PPC of any claim of such alleged infringement as well as the bringing or the threat of such bringing of any suit. SYNTHELABO or SYNTHELABO's Subsidiaries shall permit PPC by counsel of PPC's choice to defend or settle the claim or suit, and SYNTHELABO or SYNTHELABO's Subsidiaries shall not defend or settle any such claim without prior written consent of PPC.

          SYNTHELABO shall provide to PPC and its suppliers similar defense and indemnity for costs and damages if PPC or such suppliers are informed or sued for alleged infringement of the intellectual property or other proprietary rights vested in a third party (including without limitation the Boots Company) and relating to the PRODUCT with respect any other technology or rights, such as any rights derived from LEIRAS or with respect to aspects of the PRODUCT contributed by LEIRAS or SYNTHELABO.

     E) The above referred obligations with respect to PATENT RIGHTS shall be relinquished on the date of expiration of the last PATENT RIGHTS in the TERRITORY, except pending cases or cases referring to the time prior to the expiration of the PATENT RIGHTS.

9)   TERM AND TERMINATION

     A) The term of this Agreement, as it applies to any nation in the European Union, shall be until the expiration of the last-to-expire of the PATENT RIGHTS in that nation. In all nations not members of the European Union, the term of this Agreement shall be until the expiration of the last-to-expire of all of the PATENT RIGHTS in all nations in the TERRITORY (including those in the European Union), whether or not the PATENT RIGHTS in one or more (but less than all) of such nations may have previously expired; provided, however, that this Agreement will in any event terminate upon the termination or expiration of the Supply Agreement, if it has not already done so, except for a termination referred to in Section 14.2 of the Supply Agreement, in which event this License Agreement will continue and the terms of Section 2)B) will be applicable.

          The term "expiration" of the Agreement as used in this Agreement shall mean the end of the above-defined term of this Agreement only pursuant to this Section 9-A.

     B) Without prejudice to any remedy or claims it may have against the other party for breach or non-performance of this Agreement, either party shall be entitled to immediately terminate this Agreement by written notice if the other party should violate any of the provisions or conditions of this Agreement and if after having been given a written warning the other party should fail to discontinue or should fail to make good such violation within sixty (60) days after receipt of the warning.

     C) In the event of insolvency, bankruptcy, liquidation or dissolution of SYNTHELABO or appointment of a trustee or receiver for it, it shall immediately notify PPC to that effect. In any such event, PPC so notified shall have the right to terminate this Agreement at any time.

     D) In the event of insolvency, bankruptcy, liquidation or dissolution of PPC, the validity as well as the duration of the present contract shall not be affected.

10)  CONSEQUENCES OF TERMINATION

     Upon termination by either party of this Agreement the rights and obligations of such party shall cease with effect from the date of termination save for confidentiality obligations and the obligation to pay accrued royalties, all of which shall remain in full force and effect provided that the termination by either party of this Agreement shall be without prejudice to any accrued claims or rights of action that either party may have against the other up to the date of such termination. Following expiration of the full term of this Agreement in a nation or nations, the license granted shall become non-exclusive and royalty-free in that nation or those nations.

11)  FORCE MAJEURE

     If and to extent that either party is hindered or prevented by circumstances not now foreseeable and not within its reasonable ability to control from performing any of its obligations under this Agreement and promptly so notifies the other party giving particulars of the circumstances in question, then the party so affected shall be relieved of liability to the other for failure to perform such obligations, but shall nevertheless use all reasonable endeavours to resume full performance thereof without avoidable delay.

12)  NOTICES

     12.1 Any notice to be given under this Agreement shall be in writing in English and shall be deemed duly given if signed by or on behalf of a duly authorized officer of the party giving notice and if left at or sent by registered or recorded delivery post or by telex, telegram, facsimile transmission or other means of telecommunication in permanent written form to the address of the party set out above or such other address as either party may from time to time notify to the other. Any such notice or other communication shall be deemed to be given

          12.1.1 at the time when the same is handed to or left at the address of the party to be served;

          12.1.2 by post on the day (not being a Sunday or public holiday) five
                 (5) days following the day of posting; and

          12.1.3 in the case of a telegram, telex or facsimile transmission on the next following day.

12.2 Notices shall be addressed to the parties under their above-mentioned addresses.

12.3 In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing the notice was properly addressed and dispatched (as the case may be).

13)  CHOICE OF LAW

     This Agreement shall be governed by and interpreted in accordance with English Law. All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement or any breach thereof shall be finally settled by arbitration held in London pursuant to the then obtaining Rules of the London Court of International Arbitration, by which each party hereto agrees to be bound. The arbitration language shall be English.

14)  ASSIGNMENT

     This Agreement may not be assigned or transferred by either party without the prior written consent of the other. However, SYNTHELABO shall have the right to assign or to transfer this Agreement or to grant a sub-license to its Subsidiaries in the TERRITORY, and PPC shall have the right to assign or transfer this Agreement to any of its affiliates or in connection with any sale of all or substantially all assets of PPC related to the TIMERx Controlled Release System.

15)  NO IMPLIED WAIVER

     A waiver by either party of any right under this Agreement in any one instance shall not be deemed or construed to be a waiver of such right for any similar instance in the future or of any subsequent breach hereof nor shall it prevent a subsequent enforcement of that right.

16)  SEVERABILITY

     If any provision(s) of this Agreement are or become invalid, or are ruled illegal or are deemed unenforceable under the current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this

     Agreement shall not be affected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in objectives as intended by the parties.

17)  SOLE UNDERSTANDING

     No representations, warranties, conditions or other statements not contained herein or in the Supply Agreement shall be binding on the parties hereto, and no variation of the terms hereof shall be binding on the parties unless made in writing by the authorized representatives of the parties. This Agreement and the Supply Agreement and the documents referred to herein together contain the entire agreement between the parties with respect to their subject matter and supersede and replace all prior agreements written or oral with respect thereto.

18)  PARTNERSHIP

     Nothing in this Agreement shall constitute a partnership between the parties hereto.

19)  HEADINGS

     The Headings of Sections shall not affect their interpretation.

20)  EXECUTION IN COUNTERPARTS

     This Agreement shall be executed in two (2) counterparts both of which shall be considered one and the same agreement and shall become a binding agreement when the two (2) counterparts have been signed by authorized representatives of the parties and delivered to the other party.

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers.

SYNTHELABO                                   PENWEST PHARMACEUTICALS CO.

By    /s/Marc Guy, Jr.                      By     /s/John V. Talley
   ------------------------------               -----------------------------

Title    VP Synthelabo                       Title    President
      ---------------------------                  ---------------------------

                                     ANNEX A

                             PRODUCT SPECIFICATIONS

                                [to be provided]

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                     ANNEX B

                                PPC PATENT RIGHTS

To the Agreement between SYNTHELABO and PPC of December 17, 1997.

LIST OF PATENT AND PATENT APPLICATIONS COVERING TIMERx

1) US Patent No. 4,994,276, entitled "Directly Compressible Sustained Release Excipient," issued February 19, 1991.

2) US Patent No. 5,128,143, entitled "Sustained Release Excipient and Tablet Formulation," issued July 7, 1992.

3) US Patent No. 5,135,757, entitled "Compressible Sustained Release Solid Dosage Forms," issued August 4, 1992.

4) European Patent Application, Publication No. 0360562 entitled "Directly Compressible Sustained Release Excipient," filed Sept. 19, 1989, issued July 28, 1993 as Pub. No. 0360562B1.

5)   [**]

6)   [**]

7) International (PCT) Patent Application No. PCT/US94/02926, filed March 18, 1994.

8)   Ireland, IE, Publication No. 65170.

9)   Hungary, HU, Publication No. 72981.

10)  Finland, FI, Publication No. 9505215.


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


          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                     ANNEX C

                                    TERRITORY

[**]



                                       15